Execution Version CONFIDENTIAL 1011181368v10 EMPLOYMENT AGREEMENT This Employment Agreement (“Agreement”) is made as of the date set forth on the signature page hereof (the “Effective Date”), by and between Warner Bros. Discovery, Inc. (“WBD”), Discovery Communications, LLC (“Company”), a wholly- owned subsidiary of WBD and Gunnar Wiedenfels (“Executive”) (collectively, the “Parties”). W I T N E S S E T H: WHEREAS, Executive currently serves as the Chief Financial Officer (“CFO”) of WBD pursuant to that certain Employment Agreement between the Executive and the Company, dated as of July 11, 2022 (the “2022 Agreement”); WHEREAS, WBD has announced plans to effectuate a separation of its Global Networks division from its Streaming & Studios division through a spin-off of the Streaming & Studios division as a standalone public company (the “Spinoff”); WHEREAS, as a result of, and immediately following, the Spinoff, WBD’s business will consist solely of WBD’s Global Networks division; WHEREAS, in connection with the Spinoff, if consummated, WBD desires to have access to Executive’s services as the President and Chief Executive Officer (“CEO”) of WBD, and the Executive is willing to provide such services, on the terms and conditions set forth herein; WHEREAS, this Agreement shall become effective upon, and is contingent on the consummation of, the Spinoff and if the Spinoff is not consummated on or prior to December 31, 2026, this Agreement shall be null and void and of no force and effect; and WHEREAS, prior to the Spinoff, Executive’s employment with the Company shall continue to be governed by the terms and conditions of the 2022 Agreement. NOW, THEREFORE, as a condition to and in consideration of the mutual promises and covenants set forth in this Agreement, Company hereby offers Executive and Executive hereby accepts employment upon the terms and conditions set forth herein: I. DUTIES, ACCEPTANCE, LOCATION A. Effective upon the consummation of the Spinoff (the “Spinoff Effective Date”), so long as Executive is continuing to serve as an officer and employee of WBD, WBD (which shall hereinafter be

2 1011181368v10 referred to as “NetworkCo”) shall employ Executive to render exclusive and full-time services as the President and CEO of NetworkCo, on the terms and conditions set forth herein and Executive shall report directly and solely to the Board of Directors of NetworkCo (the “Board”). Executive’s duties shall be consistent with his title and, commensurate with his position, as otherwise directed by the Board. Upon the Spinoff Effective Date, Executive shall be elected as a member of the Board and he shall be nominated for re-election to the Board at each annual meeting thereafter that occurs while serving as the CEO. Executive’s primary work location shall be NetworkCo’s offices in New York City, but Executive shall make himself available for travel to other locations as business needs reasonably require. B. Subject to Section IV(D)(1) hereof, if NetworkCo deems it necessary, NetworkCo reserves the right to change the location where Executive works. C. Upon the effectiveness of this Agreement, Executive hereby accepts such future employment and agrees to render the services described above. Throughout his employment with NetworkCo, Executive agrees to serve NetworkCo faithfully and to the best of his ability, and, except during vacation periods, periods of illness and the like, to devote his full business time and energy to perform the duties arising under this Agreement in a professional manner that does not discredit, but furthers the interests of NetworkCo, provided that Executive may sit on the boards of directors of other entities, with the prior written approval of the Board. II. TERM OF EMPLOYMENT A. Subject to Sections I and IV, Executive’s term of employment under this Agreement shall begin on the Spinoff Effective Date and end on December 31, 2031 (the “End Date”) (the “Term of Employment”); provided that the commencement of Executive’s employment hereunder shall be subject to the consummation of the Spinoff and if the Spinoff Effective Date does not occur on or prior to December 31, 2026, this Agreement shall be null and void and of no force or effect. B. NetworkCo shall have the option to enter negotiations with Executive to renew this Agreement with Executive for an additional term ending following the End Date. If NetworkCo

3 1011181368v10 wishes to exercise its option to enter negotiations with Executive to renew this Agreement, it shall give Executive written notice of its intent to enter such negotiations to renew no later than 120 days prior to the end of the Term of Employment. Executive and NetworkCo agree then to negotiate with each other exclusively and in good faith until the end of the Term of Employment. The Term of Employment may not, however, be extended unless by mutual written agreement of NetworkCo and Executive as to all of the material terms and conditions of the extension. III. COMPENSATION A. Base Salary. NetworkCo shall pay Executive an annual base salary (the “Base Salary”) of Two Million Five Hundred Thousand Dollars ($2,500,000), effective as of the Spinoff Effective Date. The Base Salary, which is stated on an annual basis, shall be paid in increments over the course of twelve (12) months on regular NetworkCo paydays, less such sums as law requires NetworkCo to deduct or withhold. The Base Salary shall be reviewed for increase and decided in accordance with NetworkCo’s standard practices and procedures as generally applied to other executive officers of NetworkCo (“Senior Executives”). Any increase in Base Salary under this Section III(A) shall be treated as Base Salary for purposes of this Agreement. B. Bonus/Incentive Payment. In addition to the Base Salary paid to Executive pursuant to Section III(A), Executive shall be eligible to participate in NetworkCo’s then-effective annual incentive compensation plan (the “Annual Plan”) with an annual incentive payment target of Three Hundred Fifty Percent (350%) of Base Salary (the “Target”), effective as of the Spinoff Effective Date. The actual amount payable to Executive as an “Annual Bonus” under the Annual Plan shall be dependent upon the achievement of performance objectives established in accordance with the Annual Plan by the Board or the committee of the Board responsible for administering such Annual Plan (the “Compensation Committee”) in reasonable consultation with Executive. If Executive exceeds the performance objectives for such year, then Executive may receive an Annual Bonus in excess of the Target, based on the percentage achievement relative to the performance objectives, up to a maximum of 200% of Target. The Annual Bonus shall be paid in accordance with the Annual Plan, but in no event shall it be paid

4 1011181368v10 later than March 15th of the year following the calendar year to which such Annual Bonus relates. In the calendar year in which the Spinoff Effective Date occurs (the “Spinoff Year”), Executive’s target bonus for the Spinoff Year shall be calculated on a prorated basis as the sum of (i) Executive’s target bonus as in effect at the beginning of the Spinoff Year based on the bonus target set forth in the 2022 Agreement and subject to the achievement in the period from January 1 of such Spinoff Year through the Spinoff Effective Date of the applicable performance objectives established for such year under WBD’s annual incentive plan, pro-rated for the portion of the Spinoff Year occurring prior to the Spinoff Effective Date and (ii) Executive’s Annual Bonus on and after the Spinoff Effective Date based on the Target set forth in this Agreement and subject to the achievement of the applicable performance objectives established under the Annual Plan for such year, pro-rated for the portion of the Spinoff Year following the Spinoff Effective Date . For the avoidance of doubt, any Annual Bonus calculated in accordance with the immediately preceding sentence shall be paid at the time prescribed for bonuses in the Spinoff Year under the Annual Plan, but in no event shall it be paid later than March 15th of the year following the Spinoff Year. C. Benefits/Vacation. During the Term of Employment, Executive shall be entitled to participate in and receive benefits under NetworkCo’s employee benefit plans, programs and arrangements which Executive is eligible for participation in (and, for those plans which require a voluntary election, Executive elects to participate in). In addition, Executive shall be entitled to vacation days pursuant to NetworkCo’s vacation policy, provided that Executive shall be eligible to receive no less than twenty (20) vacation days per full year. D. Annual Equity Program. So long as the Term of Employment has not terminated and provided that neither the Executive nor NetworkCo has given notice of intent to terminate employment, except as expressly provided in the next sentence, for each calendar year ending during the Term of Employment and following the Spinoff Effective Date, NetworkCo shall grant to Executive an annual equity award under the then-effective equity incentive plan of NetworkCo (the “Stock Plan”) at an annual target value of Sixteen Million Dollars ($16,000,000) during the normal annual grant cycle in accordance with NetworkCo’s then-standard

5 1011181368v10 practices and procedures for awards to Senior Executives (the “Annual Equity Grant”). Notwithstanding the immediately preceding sentence, if in the Spinoff Year, the Spinoff Effective Date occurs after Executive has already received an annual equity grant under the Amended and Restated Warner Bros. Discovery, Inc. Stock Incentive Plan (the “WBD Plan”) for his service as CFO (the “Spinoff Year CFO Grant”), then the Executive shall not be entitled to the $16,000,000 Annual Equity Grant under the Stock Plan for such year and shall instead receive on the Spinoff Effective Date a prorated top-up grant in an amount determined by multiplying (1) the quotient of (w) the number of days in the Spinoff Year following the Spinoff Effective Date over (x) 365 by (2) the difference between (y) $16,000,000 and (z) the target value of the Spinoff Year CFO Grant (the “Top Up Grant”). Fifty percent (50%) of the value of any Annual Equity Grant (including the Top Up Grant) shall be made in the form of time-based restricted stock units (“RSUs”) and the remaining fifty percent (50%) of the value of such Annual Equity Grant (including the Top Up Grant) shall be comprised of equity instruments in the form determined by the Compensation Committee. The terms and conditions, including vesting schedules, and calculation of number of awards shall be based on NetworkCo’s then-standard practices and procedures for awards to Senior Executives, as determined by the Compensation Committee. In the award agreements granting the Annual Equity Grant (including the Top Up Grant), NetworkCo hereby agrees to provide that if a “Change in Control” (as defined in the Stock Plan) occurs before such equity award has vested, then to the extent that (i) NetworkCo terminates Executive’s employment other than for Cause or (ii) Executive resigns for Good Reason, in either case, within 18 months after the Change in Control (a “Qualifying CIC Termination”), the vesting of the equity award shall fully accelerate upon such Qualifying CIC Termination, with any equity award subject to performance- based vesting criteria deemed to have vested at the greater of target or actual performance (the “Qualifying CIC Termination Equity Treatment”). Any Qualifying CIC Termination Equity Treatment (including as provided in Section III(E) below) shall result in a payment event only as permitted under Section 409A of the Code and the regulations thereunder. E. One-Time Inducement Award. As soon as practicable, but no later than thirty (30) days following the Spinoff Effective Date, NetworkCo shall grant Executive an award under the Stock Plan

6 1011181368v10 with a target value of $15,000,000 (the “Inducement Award”). Fifty percent (50%) of the value of the Inducement Award shall be made in the form of RSUs and the remaining fifty percent (50%) of the value of the Inducement Award shall be made in the form of options to purchase NetworkCo common stock (“Stock Options”) with an exercise price equal to the Fair Market Value (as defined in the Stock Plan) of NetworkCo common stock on the date of grant. The Inducement Award shall vest ratably over a five (5) year period and shall be subject to such other terms and conditions and calculation of number of awards as determined by the Compensation Committee using NetworkCo’s standard valuation methodologies. In the award agreements granting the Inducement Award, NetworkCo hereby agrees to provide that if a Change in Control occurs before such Inducement Award has vested, the Inducement Award shall be subject to the CIC Qualifying Termination Equity Treatment in connection with any Qualifying CIC Termination. F. Expenses. NetworkCo shall reimburse Executive for business, travel and entertainment expenses reasonably and actually incurred during the performance of Executive’s duties pursuant to this Agreement to the extent such reimbursement is sought in accordance with NetworkCo’s business, travel, and entertainment policies and procedures. G. Travel. Executive will be entitled to business travel benefits and opportunities under the Company’s travel policies, including any policies relating to car allowances or aircraft usage, as may be adopted by the Board from time to time effective on or after the Spinoff Effective Date. H. Director and Officer Liability Insurance; Indemnification. Executive shall be eligible for and entitled to insurance coverage under NetworkCo’s director and officer liability insurance and employment practices liability insurance policies in accordance with those policies and in amounts similar to coverage afforded other Senior Executives for activities on behalf of NetworkCo or any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with NetworkCo (“control” of NetworkCo or any other entity meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities or

7 1011181368v10 other interests, by contract or otherwise) (an “Affiliate”; provided, however, that no stockholder of WBD shall be an Affiliate of NetworkCo for purposes of this Agreement) and otherwise shall be eligible for and entitled to indemnification in accordance with NetworkCo’s corporate governance requirements. IV. TERMINATION OF EMPLOYMENT A. Death. If Executive should die during the Term of Employment, the Term of Employment shall automatically terminate. Except as provided in this Section IV(A), no further amounts or benefits shall be payable except earned but unpaid Base Salary, accrued but unused vacation, unreimbursed business expenses, and those benefits that may vest in accordance with the controlling documents for other relevant NetworkCo benefit programs, which shall be paid in accordance with the terms of this Agreement and such other NetworkCo benefit programs, including the terms governing the time and manner of payment (the “Accrued Benefits”). NetworkCo also shall pay to Executive’s estate (i) any earned but unpaid Annual Bonus for the calendar year immediately prior to the year of Executive’s death and (ii) a prorated portion of Executive’s Annual Bonus for the calendar year of Executive’s death based on the amount of time Executive was employed during that calendar year (and subject to achievement of any applicable performance metrics), payable at the time annual bonuses are ordinarily paid to Senior Executives, but in no event later than March 15th of the year following the calendar year of Executive’s death. Executive’s then-outstanding equity awards under the Stock Plan (including any portion of the Annual Equity Grant or Inducement Award) shall be treated in accordance with the applicable plan documents and implementing award agreements, which shall provide for the following treatment (the “Equity Treatment”): (i) any equity awards subject to time-based vesting shall become fully vested, (ii) any equity awards subject to performance-based vesting for which the performance period has not expired shall vest on a pro rata basis (calculated as the percentage (not to exceed 100%) determined by dividing (x) the sum of (1) the number of days the Executive was employed during the performance period and (2) 730 by (y) the number of days in the performance period), based upon actual performance through the end of the applicable performance period, as certified by the Compensation Committee, (iii) any Stock Option that becomes vested in accordance with clause (i) shall remain outstanding and

8 1011181368v10 exercisable for twelve (12) months following Executive’s termination date and (iv) any performance-based awards that become vested in accordance with clause (ii) shall be paid at the same time as if the Executive continued to be employed by NetworkCo. Notwithstanding the foregoing, any equity awards granted under the WBD Plan prior to the Spinoff Effective Date shall be treated in accordance with the WBD Plan and the implementing award agreements. B. Inability To Perform Duties. If, during the Term of Employment, Executive should become physically or mentally disabled, such that he is unable to perform his duties under Sections I (A) and (C) hereof for (i) a period of six (6) consecutive months or (ii) for shorter periods that add up to six (6) months in any eight (8)-month period, by written notice to Executive, NetworkCo may terminate the Term of Employment for disability. Notwithstanding the foregoing, the Term of Employment shall terminate upon Executive incurring a “separation from service” under the medical leave rules of Code Section 409A (as defined in Section VIII(I)). In such case, no further amounts or benefits shall be payable to Executive, except that Executive shall (i) receive the Accrued Benefits, (ii) receive any earned but unpaid Annual Bonus for the calendar year immediately prior to the year of Executive’s termination pursuant to this Section IV(B), (iii) receive a prorated portion of Executive’s Annual Bonus for the calendar year of Executive’s separation from service based on the amount of time Executive was employed during that calendar year (and subject to achievement of any applicable performance metrics), payable at the time annual bonuses are ordinarily paid to Senior Executives, but in no event later than March 15th of the year following the calendar year of Executive’s separation from service, and (iv) be eligible to elect to (x) receive continued coverage under Company’s relevant medical or disability plans to the extent permitted by, and under the terms of, such plans and to the extent such benefits continue to be provided to other former Senior Executives generally or (y) receive COBRA continuation of the group health benefits previously provided to Executive and his dependents (provided Executive timely elects such COBRA coverage) in which case NetworkCo shall pay the premiums for such COBRA coverage up to the maximum applicable COBRA period, provided that if NetworkCo determines that the provision of continued group health coverage at NetworkCo’s expense may result in Federal taxation of the benefit provided thereunder to

9 1011181368v10 Executive (e.g., because such benefits are provided on a self- insured basis by NetworkCo), then Executive shall be obligated to pay the full monthly premium for such coverage and, in such event, NetworkCo shall pay Executive, in monthly installments, an amount equivalent to the monthly premium for COBRA coverage for the remaining balance of the maximum applicable COBRA period (provided, that NetworkCo shall cease to pay such COBRA premiums at such time that Executive obtains new employment and is eligible for health insurance benefits from a new employer). Executive’s then-outstanding equity awards under the Stock Plan (including any portion of the Annual Equity Grant or Inducement Award) shall be treated in accordance with the applicable plan documents and implementing award agreements, which shall provide for the Equity Treatment. Notwithstanding the foregoing, any equity awards granted under the WBD Plan prior to the Spinoff Effective Date shall be treated in accordance with the WBD Plan and the implementing award agreements. C. Termination For Cause. 1. NetworkCo may, subject to Section IV(C)(2), terminate the Term of Employment for Cause by written notice. “Cause” shall mean: (i) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised); (ii) conduct constituting embezzlement, misappropriation or fraud, whether or not related to Executive’s employment with NetworkCo; (iii) conduct constituting a financial crime, material act of dishonesty or conduct in material violation of NetworkCo’s Code of Ethics or other NetworkCo written policies; (iv) willful and improper conduct that is substantially prejudicial to NetworkCo’s business (whether financial or otherwise); (v) willful unauthorized disclosure or use of NetworkCo confidential information; (vi) material improper destruction of NetworkCo property; or (vii) willful misconduct in connection with the performance of Executive’s duties, unless Executive reasonably believed in good faith that such act was in or not opposed to the best interests of NetworkCo. 2. In the event that Executive materially neglects his duties under Section I(A) or Section I(C) hereof (other than as a result of Executive’s physical or mental infirmity) or

10 1011181368v10 engages in other conduct that constitutes a material breach by Executive of this Agreement, including any breach of Section VI or conduct constituting Cause (collectively, “Breach”), the Board shall so notify Executive in writing. Other than a Breach that is not susceptible to cure, as determined by the Board, Executive shall be afforded a one-time-only opportunity to cure the noted Breach within ten (10) days from receipt of such notice. If no cure is achieved within this time (as determined by the Board), or if Executive engages in the same Breach a second time after once having been given the opportunity to cure, the Board may by majority vote terminate the Term of Employment by written notice to Executive. 3. Any termination of the Term of Employment pursuant to Sections IV(C)(1) or Section IV(C)(2) hereof shall be considered a termination of Executive’s employment for “Cause” and upon such termination, Executive shall only be entitled to receive any amounts or benefits hereunder that have been earned or vested at the time of such termination in accordance with the terms of the applicable governing NetworkCo plan(s) (including the provisions of such plan(s) governing the time and manner of payment), and/or as may be required by law. “Cause” as used in any such NetworkCo plan shall be deemed to mean solely the commission of acts described in Section IV(C)(1) or Section IV(C)(2) hereof (after giving effect to the cure opportunity described in Section IV(C)(2)). D. Termination Of Employment By Executive for Good Reason/Termination of Employment by NetworkCo Not For Cause. 1. NetworkCo may terminate the Term of Employment not for Cause (as defined above), and Executive may terminate the Term of Employment for “Good Reason” as defined herein. “Good Reason” for purposes of this Agreement shall only mean the occurrence of any of the following events without Executive’s written consent: (a) a material reduction in Executive’s duties or responsibilities; (b) NetworkCo’s material change in the location of the NetworkCo office where Executive works (i.e., relocation to a location outside the New York, NY metropolitan area); (c) a

11 1011181368v10 reduction of Executive’s Base Salary; (d) a material reduction in the amount of the Annual Bonus which Executive is eligible to earn; or (e) a material breach of this Agreement by NetworkCo; provided however, that Executive must provide NetworkCo with written notice of the existence of the reduction, change or breach constituting Good Reason within sixty (60) days of any such event having occurred, and allow NetworkCo thirty (30) days to cure the same. If NetworkCo so cures the reduction, change or breach, Executive shall have no basis for terminating the Term of Employment for Good Reason with respect to such cured reduction, change or breach. Executive must terminate his employment in writing within ten (10) business days following the expiration of NetworkCo’s cure period for the termination to be on account of Good Reason or such right shall be deemed waived. 2. (i) If NetworkCo terminates the Term of Employment not for Cause, or (ii) if Executive terminates the Term of Employment for Good Reason, then NetworkCo shall pay Executive the Accrued Benefits. In addition, NetworkCo shall provide the following payments and benefits (collectively, the “Severance Benefits”): (a) Commencing on the Release Effective Date (as defined below), NetworkCo shall pay Executive an amount equal to two (2) times the sum of (x) his Base Salary plus (y) the Annual Bonus at Target under Section III(B) (the “Severance Compensation”) for a period of twenty-four (24) months (the “Good Leaver Severance Period”) beginning on Executive’s termination date, except that the first installment payment shall also include any installments that would have been payable between the date of termination and the Release Effective Date had the release requirement under Section (IV)(F) hereof been satisfied on the date of termination. Except as provided in this Section IV(D)(2) with respect to the first installment payment, the Severance Compensation shall be paid in substantially equal increments on regular NetworkCo paydays, less required deductions and withholdings, until the balance is paid in full.

12 1011181368v10 (b) Notwithstanding anything in NetworkCo’s then- effective annual incentive compensation plan to the contrary, Executive shall be paid a prorated portion of Executive’s Annual Bonus for the calendar year of Executive’s termination based on the amount of time Executive was employed during that calendar year (and subject to achievement of any applicable performance metrics), payable at the time annual bonuses are ordinarily paid to Senior Executives, but in no event shall it be paid later than March 15th of the year following the calendar year in which such termination occurs. (c) NetworkCo shall reimburse Executive for up to eighteen (18) months of post-termination continued health coverage (medical, dental, and vision) under the applicable NetworkCo medical plan pursuant to COBRA, should Executive be eligible for and elect COBRA. These reimbursements shall be subject to required withholdings. If NetworkCo determines the provision of continued medical coverage at NetworkCo’s sole or partial expense may result in Federal taxation of the benefit provided thereunder to Executive or his dependents because such benefits are provided by a self-insured basis by NetworkCo, then Executive shall be obligated to pay the full monthly or similar premium for such coverage under COBRA. In such event, NetworkCo shall pay Executive, in monthly installments over the eighteen (18) month COBRA period (or the remaining portion thereof) an amount equivalent to the monthly premium for COBRA coverage for the balance of the eighteen (18) month COBRA period (based on the COBRA rates then in effect). (d) Executive’s then-outstanding equity awards under the Stock Plan (including any portion of the Annual Equity Grant or Inducement Award) shall be treated in accordance with the applicable plan documents and implementing award agreements, which shall provide for the Equity Treatment, except that (i) time-based awards shall not fully accelerate, but shall continue to vest during the Good Leaver Severance Period and (ii) any Stock Option that becomes vested in accordance with clause (i) shall remain exercisable for ninety (90) days following the end of the Good Leaver Severance Period (such treatment, the

13 1011181368v10 “Modified Equity Treatment”). Notwithstanding the foregoing, any equity awards granted under the WBD Plan prior to the Spinoff Effective Date shall be treated in accordance with the WBD Plan and the implementing award agreements. (e) NetworkCo shall provide Executive with repatriation benefits to return Executive and his family to Germany, as those benefits would apply if Executive were separating during an expatriate assignment from Germany to the United States. 3. If Executive terminates the Term of Employment before it has expired for a reason other than one or more of those stated in Section IV(A), Section IV(B) or Section IV(D)(1) hereof, it shall be deemed a material breach of this Agreement. Executive agrees that, in that event, in addition to any other rights and remedies which NetworkCo may have as a result of such breach, he shall forfeit all rights to be compensated for any remaining portion of his Base Salary, Severance Benefits and/or bonus/incentive payment that may otherwise be due under this Agreement, pursuant to other NetworkCo plans or policies, or otherwise, except for Accrued Benefits or as may be required by law. E. Nonrenewal Non-Competition Benefits. 1. In the event Executive and NetworkCo do not enter into an agreement to extend the Term of Employment for an additional term (as a result of the Executive declining any offer made by the Company to the Executive or the Company declining to make an offer), this Agreement and the Term of Employment shall expire and Executive’s employment with NetworkCo shall terminate on the End Date. If Executive’s employment with NetworkCo is terminated upon the expiration of the Term of Employment, NetworkCo shall pay Executive the Accrued Benefits and any earned but unpaid Annual Bonus payable to the Executive under the Annual Plan without forfeiture if Executive is employed through December 31, 2031. In addition, in consideration of NetworkCo’s rights and benefits under Section VI, NetworkCo shall provide the

14 1011181368v10 following payments and benefits (the “Nonrenewal Non- Competition Benefits”): (a) Commencing on the Release Effective Date, NetworkCo shall pay Executive an amount equal to the sum of (x) his Base Salary plus (y) the Annual Bonus at Target under Section III(B) for a period of twelve (12) months beginning on Executive’s termination date, except that the first installment payment shall include any installments that would have been payable between the date of termination and the Release Effective Date had the release requirement under Section (IV)(F) hereof been satisfied on the date of termination (the “Nonrenewal Non- Competition Payment”). Except as provided in this Section IV(E)(1) with respect to the first installment payment, the Nonrenewal Non- Competition Payment shall be paid in substantially equal increments on regular NetworkCo paydays, less required deductions and withholdings, until the balance is paid in full. (b) Executive’s then-outstanding equity awards under the Stock Plan (including any portion of the Annual Equity Grant or Inducement Award) shall be treated in accordance with the applicable plan documents and implementing award agreements, which shall provide for the Modified Equity Treatment except that: (i) the continued vesting period for time-based awards shall be limited to twelve (12) months following the termination date, (ii) the pro-rata calculation for performance-award vesting shall be determined by dividing (x) the sum of (1) the number of days the Executive was employed during the performance period and (2) 365 by (y) the number of days in the performance period and (iii) any Stock Option that becomes vested in accordance with clause (i) shall remain exercisable for ninety (90) days following the end of the twelve (12) month period. Notwithstanding the foregoing, any equity awards granted under the WBD Plan prior to the Spinoff Effective Date shall be treated in accordance with the WBD Plan and the implementing award agreements.

15 1011181368v10 F. Release Requirement. No Severance Benefits or Nonrenewal Non-Competition Benefits, as applicable, shall be provided to Executive if Executive fails to sign a general release of claims substantially in the form attached hereto as Exhibit A (which may include any additional updates as NetworkCo may determine to be necessary or advisable to comply with applicable law). Such release must be executed and become effective after the termination date and within the review period (including any applicable revocation period) designated in the general release (the “Release Effective Date”). Notwithstanding the foregoing, if payment of the Severance Benefits or Nonrenewal Non- Competition Benefits, as applicable, could commence in more than one taxable year based on when the Release Effective Date occurs, then any such payments that would have been made during the calendar year in which Executive’s employment terminates shall instead be withheld and paid on the first payroll date in the calendar year immediately after the calendar year in which Executive’s employment terminates, with all remaining payments to be made as if no such delay had occurred. No Severance Benefits or Nonrenewal Non-Competition Benefits, as applicable shall be provided if Executive violates Section VI hereof, in which case all Severance Benefits or Nonrenewal Non-Competition Benefits, as applicable, shall cease, and those already made shall be forfeited and subject to repayment within thirty (30) days of demand therefor. NetworkCo shall provide Executive with written notice of any such violation. V. CONFIDENTIAL INFORMATION A. Executive acknowledges his fiduciary duty to NetworkCo. As a condition of employment, Executive agrees to protect and hold in a fiduciary capacity for the benefit of NetworkCo all confidential information, knowledge or data, including the terms of this Agreement and, without limitation, all trade secrets relating to NetworkCo and its Affiliates, and their respective businesses, (i) obtained by Executive during his employment by NetworkCo or otherwise and (ii) that is not otherwise publicly known (other than by reason of an unauthorized act by Executive). After termination of Executive’s employment with NetworkCo, Executive shall not communicate or divulge any such information, knowledge or data to anyone other than NetworkCo and those designated by it, without the prior written consent of NetworkCo. For the avoidance of doubt, and notwithstanding the foregoing, nothing

16 1011181368v10 herein or in this Agreement shall (x) prohibit Executive from communicating with a government agency, regulator or legal authority concerning any possible violations of federal or state law or regulation, (y) prevent or limit Executive from discussing his terms and conditions of employment or (z) prohibit Executive from providing truthful testimony in the event of any legal process between Executive and NetworkCo or any of its affiliates. Nothing herein or in this Agreement, however, authorizes the disclosure of information Executive obtained through a communication that was subject to the attorney-client privilege, unless disclosure of the information would otherwise be permitted by an applicable law or rule. B. In the event that Executive is compelled, pursuant to a subpoena or other order of a court or other body having jurisdiction over such matter, to produce any information relevant to NetworkCo, whether confidential or not, Executive agrees to provide NetworkCo with such written notice of this subpoena or order so that NetworkCo may timely move to quash if appropriate unless such notice to NetworkCo is prohibited by law or procedure. C. Executive also agrees to cooperate with NetworkCo in any legal action for which his participation is needed. NetworkCo agrees to try to schedule all such meetings so that they do not unduly interfere with Executive’s pursuits after he is no longer in NetworkCo’s employ. NetworkCo shall reimburse Executive promptly for reasonable travel and other expenses associated with this cooperation, provided that Executive timely provides documentation in a form reasonably acceptable to NetworkCo. VI. RESTRICTIVE COVENANTS A. Executive covenants that during the Restricted Period (as defined below), he shall not, directly or indirectly, on his own behalf or on behalf of any entity or individual, engage in any business activities involving nonfiction, scripted, sports, lifestyle, news, or general entertainment television programming or content (whether in cable, broadcast, free to air, digital, streaming, film, or any other distribution method) within the Restricted Territory ( “Competitive Services”). The Restricted Territory is the United States and any other country for which Executive had management responsibilities (e.g., supervised employees located in that country or was involved in business or programming operations in that

17 1011181368v10 country) at any time during the three (3) years prior to Executive’s separation from employment. This provision shall not prevent Executive from owning stock in any publicly-traded company or making passive investments in any entity through a hedge, mutual or private equity fund; provided, that, Executive’s ownership is equal to or less than three percent (3%) of such entity’s outstanding stock and that Executive does not have any active participation in the management or business operations of any such entity. Executive agrees that this Section VI (A) is a material part of this Agreement, breach of which will cause NetworkCo irreparable harm and damages, the loss of which cannot be adequately compensated at law. In the event that the provisions of this paragraph should ever be deemed to exceed the limitations permitted by applicable laws, Executive and NetworkCo agree that such provisions shall be reformed to the maximum limitations permitted by the applicable laws. For the avoidance of doubt, Executive may provide services to a unit, division, subsidiary or affiliate of an entity engaged in Competitive Services, so long as such unit, division, subsidiary or affiliate does not engage in Competitive Services and Executive himself is not engaged, does not participate in or contribute to, directly or indirectly, the Competitive Services. The “Restricted Period” shall begin on the date of this Agreement and shall expire on the second anniversary of the Executive’s termination of employment on account of Executive’s voluntarily terminating his employment (other than for Good Reason); provided, however, that, the Restricted Period shall expire on the first anniversary of such termination if the Executive’s employment is terminated by NetworkCo without Cause or by the Executive for Good Reason or as a result of disability or the expiration of the Term of Employment. B. If Executive wishes to pursue Competitive Services during the Restricted Period and to obtain the written consent of NetworkCo before doing so, Executive may request consent from NetworkCo by providing written evidence, including assurances from Executive and his potential employer, that the fulfillment of Executive’s duties in such proposed work or activity would not involve any use, disclosure, or reliance upon the confidential information or trade secrets of NetworkCo, and NetworkCo shall consider the request promptly and in good faith. In the event that Executive wishes to consider an opportunity outside NetworkCo at the end of the natural expiration of the Term of Employment, Executive may request that the NetworkCo review the opportunity

18 1011181368v10 and NetworkCo shall consider any such request promptly and in good faith. C. During Executive’s employment and for a period of eighteen (18) months following the conclusion of Executive’s employment with NetworkCo, Executive covenants that he will not directly or indirectly solicit, recruit, interfere with or otherwise attempt to entice, any employees of NetworkCo or any of its Affiliates to leave their employment with NetworkCo or such Affiliate. For the avoidance of doubt, this Section VI(C) shall not prohibit the Executive from placing general solicitations of employment through advertisements of general circulation not directed specifically at employees of NetworkCo and its Affiliates or from providing a reference if requested to do so. D. During Executive’s employment and for an eighteen (18) month period following the conclusion of Executive’s employment with NetworkCo, Executive covenants that he will not directly or indirectly solicit, recruit, interfere with or otherwise attempt to entice, solicit, induce or encourage any vendor, producer, independent contractor, or business partner to terminate its business relationship with NetworkCo or its Affiliates. E. During the period Executive is employed by NetworkCo, Executive covenants and agrees not to engage in any other business activities whatsoever, or to directly or indirectly render services of a business, commercial or professional in nature to any other business entity or organization, regardless of whether Executive is compensated for these services, unless Executive obtains the prior written consent of the Board. F. Throughout the period that Executive is an employee of NetworkCo, Executive agrees to disclose to NetworkCo any direct investments (i.e., any investment in which Executive has made the decision to invest in a particular company) he has in a company that is a competitor of NetworkCo or its Affiliates (“Competitor”) or that NetworkCo or its Affiliates is doing business with during the Term of Employment (“Partner”), if such direct investments result in Executive or Executive’s immediate family members, and/or a trust established by Executive or Executive’s immediate family members, owning three percent (3%) or more of such a Competitor or Partner. This Section VI(F) shall not prohibit Executive, however, from making passive investments (i.e., in a

19 1011181368v10 particular mutual fund or similar entity where Executive does not make the decision to invest the assets of the mutual fund, even if such entity, in turn, invests in such a Competitor or Partner). Regardless of the nature of Executive’s investments, Executive herein agrees that his investments may not materially interfere with Executive’s obligations and ability to provide services under this Agreement. G. Upon or prior to the conclusion of Executive’s employment with NetworkCo, Executive shall return all NetworkCo property and materials (other than de minimis items), including equipment, such as laptop computers and mobile telephones, and documentation, such as files (including originals and copies), notes, e-mail accounts and computer disks. Executive shall be permitted to retain his contacts, calendars, personal correspondence and any information reasonably needed for tax return preparation purposes. H. In the event that Executive violates any provision of this Section VI, in addition to any injunctive relief and damages to which Executive acknowledges NetworkCo would be entitled, all Severance Benefits or Nonrenewal Non-Competition Benefits to Executive, if any, shall cease to be provided, and those already made will be forfeited and subject to repayment within thirty (30) days of demand therefor; provided, that, NetworkCo shall provide Executive with written notice of any such violation. VII. ARBITRATION A. Submission To Arbitration. NetworkCo and Executive agree to submit to arbitration all claims, disputes, issues or controversies between NetworkCo and Executive or between Executive and other employees of NetworkCo or its Affiliates (collectively “Claims”) directly or indirectly relating to or arising out of Executive’s employment with NetworkCo or the termination of such employment including Claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any Claim arising under any similar federal, state or local law, statute, regulation or common law doctrine or out of this Agreement.

20 1011181368v10 B. Use Of AAA; Choice of Law. All Claims for arbitration shall be presented to the American Arbitration Association (“AAA”) in accordance with its applicable rules (“Rules”). The seat or place of arbitration shall be New York, New York. The arbitrator(s) shall be directed to apply the substantive law of federal and state courts sitting in New York, without regard to conflict of law principles. Any arbitration pursuant to this Agreement shall be deemed an arbitration proceeding subject to the Federal Arbitration Act. C. Binding Effect. Arbitration shall be binding and shall afford Parties the same options for damage awards as would be available in court. Executive and NetworkCo agree that discovery shall be allowed, and all discovery disputes shall be decided, exclusively by arbitration in accordance with the Rules. D. Damages and Costs. Any damages shall be awarded only in accord with applicable law. The arbitrator may only order reinstatement of Executive if money damages are insufficient. The Parties shall bear in equal shares all fees and expenses of arbitration. However, each party shall bear the expense of its own counsel, experts, witnesses and preparation and presentation of proof. VIII. CONTROLLING LAW AND ADDITIONAL COVENANTS A. The validity and construction of this Agreement or any of its provisions shall be determined under the laws of the State of New York. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions. B. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated. The section headings of this Agreement are for convenience only and shall not in any way affect the interpretation of any section hereof or of the Agreement itself. Any provision of this Agreement which refers to the words “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation.” C. Executive warrants that (1) his employment under this Agreement will not violate or conflict in any way with any other contract or agreement to which Executive is bound; (2) Executive will do

21 1011181368v10 nothing on behalf of NetworkCo that violates or conflicts with any such contract or agreement; and (3) Executive will indemnify NetworkCo for any liability, damages, costs, or attorneys’ fees that NetworkCo suffers as a result of any such violation or conflict. D. Executive expressly acknowledges that NetworkCo has advised Executive to consult with independent legal counsel of his choosing prior to Executive’s signing this Agreement to review and explain to Executive the legal effect of the terms and conditions of this Agreement. E. This Agreement supersedes any and all other agreements, either oral or in writing, between the Parties with respect to the employment of Executive by NetworkCo, and contains all of the covenants and agreements between the Parties with respect to such employment in any manner whatsoever. Each Party to this Agreement acknowledges that no representations, inducements, promises or agreements have been made, orally or otherwise, by any Party, or anyone acting on behalf of any Party, that are not stated in this Agreement, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Notwithstanding either of the foregoing sentences, or any other provision of this Agreement, this Agreement shall not supersede, replace, invalidate or otherwise modify or affect that certain Confidential Information and Assignment of Inventions Agreement, by and between the Executive and the Company, dated as of July 11, 2022 (the “Confidentiality Agreement”) or any other restrictive covenants in any previous agreements or documents between Executive and WBD, including, without limitation, any covenants regarding confidentiality, intellectual property, confidential and proprietary information, non-competition, non- solicitation of customers, non-solicitation or no hire of employees, and the like (collectively, “Other Restrictive Covenants”). The Confidentiality Agreement and any such Other Restrictive Covenants will remain in effect and Executive shall remain bound by the Confidentiality Agreement for the time period set forth therein and by such Other Restrictive Covenants solely for the one- year period following the Spinoff Effective Date. For the avoidance of doubt, Executive’s services for NetworkCo shall not cause Executive to be in violation of the Confidentiality Agreement or the Other Restrictive Covenants, and with respect to NetworkCo intellectual property and confidential and proprietary information, any qualifications in this Agreement will apply to the

22 1011181368v10 analogous provisions of the Confidentiality Agreement. In furtherance of the foregoing, WBD (or any successor or assignee of its rights under such Other Restrictive Covenants, including, following the Spinoff, the standalone public company that includes WBD’s Streaming & Studios division) shall continue to enjoy and enforce all of the rights and benefits under such Other Restrictive Covenants for the one-year period following the Spinoff Effective Date. F. Any modifications to this Agreement shall be effective only if in writing and signed by the Executive and NetworkCo. G. Any payments to be made by NetworkCo hereunder shall be made subject to applicable law, including required deductions and withholdings. H. Any bonus incentive or equity compensation paid or provided to Executive, whether pursuant to this Agreement or otherwise, shall be subject to the terms and conditions of any clawback or recoupment policy as may be adopted from time to time by NetworkCo with respect to Senior Executives, including the Warner Bros. Discovery, Inc. Compensation Clawback Policy, effective October 2, 2023, and any other such policy required to comply with applicable law or the listing standards of any national securities exchange. I. Section 409A of the Code. 1. It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, NetworkCo shall have no liability to Executive with regard to any failure to comply with Code Section 409A so long as NetworkCo has acted in good faith with regard to compliance therewith. 2. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

23 1011181368v10 3. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment,” “separation” or like terms shall mean Separation from Service. 4. If Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by NetworkCo from time to time, or if none, the default methodology, then: a. With regard to any payment, the providing of any benefit or any distribution of equity upon separation from service that constitutes “deferred compensation” subject to Code Section 409A, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death; and b. On the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section VIII(I)(4) (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified from them herein and (y) all distributions of equity delayed pursuant to this Section VIII(I)(4) shall be made to Executive.

24 1011181368v10 5. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred. 6. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of NetworkCo. J. Section 280G of the Code. 1. If it is determined (as hereafter provided) that any payment or distribution by NetworkCo to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being contingent on a change in ownership or effective control of NetworkCo or of a substantial portion of the assets of NetworkCo, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest or penalties, are hereafter collectively referred to as the “Excise Tax”), then, if the after-tax value of all Payments to the Executive (such after-

25 1011181368v10 tax value to reflect the reduction for the Excise Tax and all federal, state and local income, employment and other taxes on such Payments) would, in the aggregate, be less than the after-tax value to the Executive (reflecting a reduction for all such taxes in a like manner) of three (3) times the Executive’s “base amount” (as defined for purposes of Section 280G of the Code) (the “Safe Harbor Amount”), (i) the cash portions of the Payments payable to the Executive under this Agreement shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the value of all “parachute payments” (as defined for purposes of Section 280G of the Code) (the “Parachute Value”) of all Payments paid to the Executive, in the aggregate, equals the Safe Harbor Amount, and (ii) if the reduction to zero of the cash portions of the Payments payable under this Agreement would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then any cash portions of the Payments payable to the Executive under any other agreements, policies, plans, programs, or arrangements shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value of all Payments paid to the Executive, in the aggregate, equals the Safe Harbor Amount, and (iii) if the reduction to zero of all cash portions of the Payments payable pursuant to this Agreement or otherwise would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then non-cash portions of the Payments shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value of all Payments paid to the Executive, in the aggregate, equals the Safe Harbor Amount. 2. All calculations under this section shall be determined by a national accounting firm selected by NetworkCo (which may include NetworkCo’s outside auditors) and provided to NetworkCo and the Executive within fifteen (15) days prior to the date on which any Payment is payable to the Executive. Any dispute between NetworkCo and the Executive with respect to the terms of this Section VIII(J), including the calculations and determinations of such national accounting firm, shall be resolved in accordance

26 1011181368v10 with Section VII hereof. NetworkCo shall pay all costs to obtain and provide such calculations to the Executive and NetworkCo. K. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and assigns. The rights or obligations under this Agreement may not be assigned or transferred by either party, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which NetworkCo is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of NetworkCo; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of NetworkCo and such assignee or transferee assumes the liabilities, obligations and duties of NetworkCo, as contained in this Agreement, either contractually or as a matter of law. Notwithstanding the foregoing, this Agreement may be assigned to any Affiliate of NetworkCo which employs Executive. L. This Agreement may be executed with electronic signatures, in any number of counterparts. The electronically signed Agreement shall constitute one original agreement. Duplicates and electronically signed copies of this Agreement shall be effective and fully enforceable as of the date signed and sent. M. All notices and other communications to be made or otherwise given hereunder shall be in writing and shall be deemed to have been given when the same are (i) addressed to the other party at the mailing address or email address indicated below, and (ii) either: (a) personally delivered or mailed, registered or certified mail, first class postage prepaid return receipt requested, (b) delivered by a reputable private overnight courier service utilizing a written receipt or other written proof of delivery, to the applicable party, or (c) sent by electronic email. Any such notice sent in the manner set forth above by United States Mail shall be deemed to have been given and received three (3) days after it has been so deposited in the United States Mail, and any notice sent in any other manner provided above shall be deemed to be given when received. The substance of any such notice shall be deemed to have been fully acknowledged in the event of refusal of acceptance by the party to whom the notice is addressed. Until further notice given in

27 1011181368v10 accordance with the foregoing, the respective addresses and email addresses for the Parties are as follows: If to the Company: Discovery Communications, LLC 230 South Park Avenue New York, New York 10003 Attention: Chief Legal Officer Attention: Chief People and Culture Officer If to Executive, at the home address then on file with NetworkCo, with notice to: Michael S. Katzke Katzke Miller & Morgenbesser, LLP Email: katzke@kmexeccomp.com [signature page follows]

1011181368v10 In witness whereof, the parties have caused this Agreement to be duly executed as set forth below. EXECUTIVE: /s/ Gunnar Wiedenfels Gunnar Wiedenfels DATE: June 12, 2025 DISCOVERY COMMUNICATIONS, LLC: /s/ Tara Smith Name: Tara Smith Title: Executive Vice President and Corporate Secretary DATE: June 12, 2025 WARNER BROS. DISCOVERY, INC.: /s/ Tara Smith Name: Tara Smith Title: Executive Vice President and Corporate Secretary DATE: June 12, 2025